Exhibit 99.2

To our Fellow Shareholders and Partners,
It goes without saying that we are in profound and challenging times.  First and foremost, the health and safety of you, our financial professional partners, tenants, and employees are of paramount importance. The global COVID-19 outbreak (COVID) increasingly impacted the United States during the first quarter, with some of the most drastic government measures, including the closing of non-essential businesses and mandatory stay-at-home orders across the vast majority of the country, enacted during the second half of March.

As the impacts of the COVID outbreak continue to reverberate throughout all sectors of the global economy, rising unemployment, business closures, shelter-in-place orders and weakening corporate balance sheets have significantly impacted commercial real estate. The extent of this impact varies dramatically across real estate product types and markets, with the most severely impacted sectors being hospitality, gaming, shopping malls, senior housing, student housing, as well as real estate securities – none of which we own.

While not immune to the effects of COVID, Black Creek Diversified Property Fund Inc. (DPF) has proven relatively resilient through this economic shock as evidenced by our NAV this month, which we are pleased to report was unchanged from the prior month. Additionally, the strength of our real estate portfolio, low leverage and healthy liquidity levels position us well to weather continued economic uncertainty. DPF’s portfolio management strategy continues to position the fund as a conservative, diversified vehicle for the income-driven investor. Accordingly, as of March 31, 2020 our portfolio contains 51 properties with over 450 commercial tenants, is 93% leased and has an annualized rent breakdown of 37.0% office, 13.7% Class A multifamily, 10.5% industrial and 38.8% retail which is primarily grocery-anchored.

Our office portfolio has a diversified tenant base with a weighted average lease term of 5.1 years. When stay-at-home orders are lifted, we expect these tenants to resume their business activities with a greater appreciation for the benefits and efficiency of collaboration within their office spaces. Our multifamily portfolio includes only Class A properties with tenants primarily employed in diverse professional sectors which is helping to mitigate collection issues. As a result, April multifamily collection levels have been relatively high at over 93% month to date. The largest tenant within our industrial portfolio is Amazon, with many other industrial tenants heavily concentrated in local e-commerce businesses that remain in operation. Last but not least, our retail investment strategy is centered on grocery-anchored, necessity-based retail. As a result, less than 10% of our total portfolio gross rents are tied to retail deemed non-essential. Furthermore, some of our largest tenants categorized by non-essential retail are investment grade rated tenants who have continued to pay rent. Additionally, percentage rents from our retail tenants represented less than 1% of the fund’s total annual rental stream prior to the COVID pandemic, so not a material source of the fund’s overall annual income.

Based on rent collections to date, we currently project to collect approximately 80% of our scheduled April rent across the portfolio this month, compared to average annual collections of over 99% prior to the pandemic. We are pleased with these collections given the pandemic’s significant impacts on the broader economy, thus reflecting the relatively defensive nature of our assets. Most of the difference in collection rates is due to rent deferment plans we are creating for our otherwise successful tenants who are struggling with COVID-related business interruption to help bridge them through this difficult time.

This, coupled with various government stimulus efforts designed to help smaller businesses in this environment, should help us recover a significant portion of near-term deferred rent over time.

We use Altus Group U.S. (Altus), Inc., an independent valuation firm, to determine the monthly valuation of our real property portfolio. In light of current economic conditions, Altus recently made certain COVID-related adjustments to the cash flows used to determine our real estate valuations, which ultimately drive our NAV. We believe these adjustments reflect the current risk to our portfolio as a result of COVID and Altus will continue to update these assumptions as information unfolds.

Some of these adjustments reflected in our NAV as of March 31, 2020 include:

•
Addition of rent deferment and credit loss in Q2 2020 for many of our at-risk tenants, mostly concentrated in smaller restaurants and service-oriented tenants within our grocery-anchored retail portfolio

•	Lengthened the projected timeline for lease-up of many existing vacancies

•	Reduced market rents at certain properties

That said, these negative cash flow impacts were largely offset by regular value increases associated with rolling cash flows forward as part of our valuation process as well as appreciation following a positive Q1 94,000 square foot leasing event at an office property in Austin, Texas.
Despite dramatic shifts in the economy and certain near-term collection issues to work through, our NAV as of March 31, 2020 is $7.53 per share†. Our NAV per share remained flat relative to the previous month’s NAV per share and our dividend represents a 5.0% annualized gross dividend yield.
Given our low overall leverage of 34% on a net debt basis, over $117 million of cash on hand, additional liquidity available under our undrawn $450 million revolving credit facility and no near-term debt maturities, DPF is well positioned to continue funding our corporate obligations and weather this period of economic duress. While our asset and portfolio management teams are actively managing our existing portfolio, our acquisitions team is still evaluating new investment opportunities while taking a measured approach towards future investing with an eye towards stable cash flowing assets that have shown resilience through this time of increased uncertainty. Value-add and development assets in the marketplace have seen some softening in pricing, however, pricing on the types of core assets in which we invest has held up relatively well thus far. In addition, while current disruptions are likely to slow our acquisition pace in the near term due to lower transaction volume in the marketplace, we believe it is prudent to be a patient buyer of assets in order to remain defensive in this environment while seeking to maximize long-term value creation.
On behalf of the entire team at DPF, we are grateful for the trust you have placed in our firm, especially in such a volatile period. Although there is great uncertainty across all facets of our economy right now, DPF and the entire Black Creek team remain confident in our strategy and believe we will exit the pandemic in a position of strength.

Sincerely,
The Black Creek Team

For more information, please contact your financial professional or visit www.blackcreekdiversified.com
†See DPF’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2020 for important additional information concerning the calculation of the NAV as of March 31, 2020
Forward-Looking Statements
This letter includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements regarding DPF’s ability to successfully navigate through the current economic uncertainty, the resiliency of commercial real estate, DPF’s ability to acquire additional high quality real estate assets, DPF’s ability to continue to collect rent at current levels and to collect any rent abatements over time, the ability of tenants to obtain relief through government stimulus programs and/or insurance and the ability of our advisor’s asset management teams to successfully manage our properties and restructure leases, if necessary. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, the negative impact of COVID-19 on our tenants being more significant than expected, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective tenants, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our tenants’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of DPF’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent periodic and current reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.